EXHIBIT 10.1

THE BOSTON SCIENTIFIC CORPORATION
EXECUTIVE RETIREMENT PLAN

SECOND AMENDMENT

Pursuant to Section 14 of the Boston Scientific Executive Retirement Plan, effective as of May 9, 2005 (the "Plan"), and as amended effective as of January 1, 2009, Boston Scientific Corporation hereby amends the Plan as follows:

1.	Effective August 1, 2011, Section 2 of the Plan, is amended by deleting said section and replacing it with the following new Section 2 to read in its entirety as follows:

“Section 2 - Participants

Participants in the Plan are limited to employees of BSC who have been actively serving on the Executive Committee and/or as a Division President for the one year period immediately preceding Retirement.”

2.	Effective August 1, 2011, Section 5 of the Plan, is amended by deleting the second, third and fourth paragraphs thereto and replacing said paragraphs with the following:

“A Participant who has been serving as an Executive Committee member for the one year period immediately preceding Retirement will receive an amount equal to 2.5 months of his or her base salary, multiplied by the number of his or her Years of Service, to a maximum benefit of 36 months of base salary.

An employee who qualifies as a Participant but who has not been serving as an Executive Committee member for the one year period immediately preceding Retirement will receive an amount equal to 1.5 months of his or her base salary, multiplied by the number of his or her Years of Service, to a maximum benefit of 24 months of base salary.

Benefits are not cumulative. For example, if a person Retires more than once from BSC, in calculating the benefit due upon each such Retirement, only Years of Service accumulated since the most recent prior Retirement shall be utilized.”

IN WITNESS WHEREOF, Boston Scientific Corporation has caused this amendment to be executed in its name and on its behalf effective as of the dates set forth herein by an officer or a duly authorized delegate.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Timothy A. Pratt
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Date:	July 26, 2011